Exhibit 99.1

FOR IMMEDIATE RELEASE

July 19, 2006

MILLENNIUM BANKSHARES ANNOUNCES RECORD SECOND QUARTER

EARNINGS OF $834 THOUSAND; 87% INCREASE FROM PRIOR YEAR;

YTD EARNINGS UP $530 THOUSAND OR 47% FROM PRIOR YTD

•	Earnings per share for the quarter of $0.09, up 80% from prior year

•	Earnings per share for year-to-date of $0.18, up 39% from prior YTD

•	Assets grow 15% over first six months of 2006 to $486 million

Reston, VA – July 19, 2006 – Millennium Bankshares Corporation (Nasdaq: MBVA) today announced record net income for the quarter ended June 30, 2006 of $834,000, or $0.09 per share, versus $446,000, or $0.05 per share, for the same period in 2005, an increase of 87%. Net income for the six months ended June 30, 2006 was $1.7 million, or $0.18 per share, versus $1.1 million, or $0.13 per share, for the same period in 2005, an increase of 47%.

“This is the second consecutive quarter that we have reported record quarterly earnings which is a testament to our focus and commitment to improving shareholder value,” stated Carroll C. Markley, Chairman and CEO. “We registered strong asset growth in the second quarter which we believe will keep us on the right course to meet our 2006 financial objectives despite very challenging economic conditions including an inverted yield curve. We again reaffirm our earlier guidance as referenced below.”

Return on average assets and return on average equity for the quarter ended June 30, 2006 were 0.75% and 7.03%, respectively, as compared to 0.42% and 3.65% for the same quarter in 2005. The improvement in net income and profitability were attributable in large measure to improved operating efficiency, driven in part by the personnel reductions affected in fourth quarter 2005. The Company’s efficiency ratio improved from 81.2% in second quarter 2005 to 65.7% in second quarter 2006. The net interest margin declined from 3.20% in second quarter 2005 to 2.93% in second quarter 2006 due to changes in balance sheet composition, more aggressive deposit pricing strategies implemented during 2006, and the negative effects of the inverted yield curve on borrowing costs. Although the nonperforming assets to total assets ratio increased during the quarter, overall asset quality remained strong, and the required loan loss provision during the second quarter 2006 was $227,000 less than the same period last year. The changes in other income and operating expense between the periods are reflective of the previously disclosed reorganization of the mortgage operation undertaken in late 2005 and a company-wide focus on expense control. The effective tax rate declined to 21% in second quarter 2006 from 28% in the same quarter last year reflecting the positive impact of the Company’s purchase of municipal securities and Bank owned life insurance, the income from which is not subject to federal tax.

Return on average assets and return on average equity for the six months ended June 30, 2006 were 0.77% and 7.00%, respectively, as compared to 0.56% and 4.66% for the same period in 2005. The improvement in net income and profitability was attributable in large measure to the same factors described above; improved operating efficiency, a reduction in the provision for loan losses, and a lower effective tax rate.

Balance Sheet Overview

Comparing June 30, 2006 to December 31, 2005, investments increased 23% as the Company completed an investment leveraging strategy designed to utilize capital until loan volume increased during the second quarter 2006 and also purchased a $7.6 million CRA-eligible bond which supported affordable housing for low- and moderate-income families in the communities that we serve. Net loans increased by $24.2 million while loans held for sale increased by 2%. We now expect the volume of loans held for sale to increase due to expanded marketing efforts. Total deposits increased by $47.2 million. The bulk of this increase was driven by certificate of deposit promotions but $9.1 million of the increase was reflected in demand deposits. The Company has implemented several strategies to improve its demand deposit base, including electronic check deposit, automated wire notification, a corporate-wide incentive program and the establishment of an asset-based lending division. We expect a continued upward trend in demand deposit growth in 2006 as a result of these strategies. Although we previously expected to further reduce reliance on wholesale borrowings during the second quarter, deposit growth did not keep pace with asset growth, therefore $17.4 million of the $64.1 million in asset growth since December 31, 2005 was funded by an increase in wholesale borrowings.

Financial Objectives for 2006. The Company reaffirms guidance on three major objectives for 2006 that are points of emphasis for senior management:

•	Net income of $3.5 million, or $0.40 per share;

•	A return on shareholders’ equity of 7.25%. Millennium’s goal will be a return on equity of 8.5% for 2007 and 10.0% for 2008;

•	An efficiency ratio below 65%.

The foregoing estimates constitute forward-looking statements that are based upon various factors and current assumptions management believes are reasonable. However, projections are inherently uncertain, and our actual results for 2006 may differ significantly from these estimates due to uncertainties and risks related to our business, including those described below under the heading “Forward-Looking Statements.”

Forward-Looking Statements

This news release contains comments, information and guidance that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies and litigation; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Millennium Bankshares with the Securities and Exchange

Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005. Millennium Bankshares undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Carroll C. Markley, Chairman and CEO

(703) 464-1970

Dale G. Phelps, CFO

(703) 464-1962

Millennium Bankshares Corporation

Financial Highlights

(Unaudited)

(Dollars in thousands, except per share data)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2006	2005		2006	2005
Operations
Interest income	$6,931	$5,998	15.6	$13,378	$11,505	16.3
Interest expense	4,028	2,812	43.2	7,402	5,202	42.3

Net interest income	2,903	3,186	-8.9	5,976	6,303	-5.2
Provision for loan losses	55	282	-80.5	55	379	-85.5

Net interest income after provision for loan losses	2,848	2,904	-1.9	5,921	5,924	-0.1
Other Income (1)	688	1,600	-57.0	1,267	2,604	-51.3
Operating expense (1)	2,483	3,886	-36.1	5,057	6,870	-26.4

Income before income taxes	1,053	618	70.4	2,131	1,658	28.5
Income tax expense	219	172	27.3	470	527	-10.8

Net income	834	446	87.0	1,661	1,131	46.9

Per Share Data
Basic earnings per share	0.09	0.05	80.0	0.19	0.13	46.2
Diluted earnings per share	0.09	0.05	80.0	0.18	0.13	38.5
Book value per share	5.30	5.46	-2.9
Closing stock price	8.77	7.15	22.7
Weighed average shares-Basic	8,903,595	8,790,571		8,888,339	8,787,153
Weighted average shares-Diluted	9,126,700	8,923,169		9,116,156	8,901,957

Selected Average Balance Sheet Data
Investments	$148,873	$121,662	22.4	$142,223	$111,094	28.0
Loans, net (including loans held for sale)	272,396	276,356	-1.4	267,446	276,432	-3.3
Total assets	448,424	425,545	5.4	434,134	407,490	6.5
Deposits	324,990	305,546	6.4	307,551	300,282	2.4
Borrowings	72,597	68,760	5.6	76,181	56,288	35.3
Shareholders’ equity	47,578	49,046	-3.0	47,826	48,899	-2.2

Performance Ratios
Return on average assets-net income	0.75%	0.42%		0.77%	0.56%
Return on average equity-net income	7.03%	3.65%		7.00%	4.66%
Net interest margin	2.93%	3.20%		3.10%	3.26%
Efficiency ratio (1)	65.70%	81.20%		66.67%	77.13%
Non-performing assets to total assets	0.48%	0.19%
Net charge-offs to average loans	-0.01%	0.14%		-0.01%	0.08%
Allowance for loan losses to loans	1.10%	1.09%

	June 30, 2006	December 31, 2005
Selected Balance Sheet Data
Investments	$157,935	$128,365	23.0
Loans, net	272,390	248,203	9.7
Loans, held for sale	22,538	22,044	2.2
Total assets	485,611	421,515	15.2
Deposits	346,198	298,996	15.8
Borrowings	90,600	73,215	23.7
Shareholders’ equity	47,248	47,693	-0.9

(1)	2005 actuals reclassified to reflect “net gain” presentation for gains on sale of mortgage loans sold